Exhibit 99.1

FOR IMMEDIATE RELEASE

Supreme Industries Reports

Fourth-Quarter and Full-Year 2009 Financial Results

Conference Call to Be Held 9:00 a.m. ET, Feb. 18

Goshen, Ind.—Feb. 17, 2010—Supreme Industries, Inc. (NYSE Amex: STS), a leading manufacturer of specialized commercial vehicles, including truck bodies, shuttle buses, armored vehicles and homeland response vehicles, today announced financial results for its fourth quarter and full year ended Dec. 26, 2009.

Continued significant softness in demand for dry-freight trucks led to an 18% decline in fourth-quarter 2009 consolidated net sales to $46.0 million, from $56.0 million in the same period a year ago. For the full year, consolidated net sales declined 26% to $192.0 million, versus $257.9 million in 2008.

The reported net loss from continuing operations for the quarter was $3.0 million, or $0.21 per share, versus a loss of $2.0 million, or $0.14 per share, in last year’s comparable quarter. For the full year, Supreme reported a net loss from continuing operations of $6.4 million, or $0.45 per share, compared with the 2008 loss of $2.1 million, or $0.15 per share.

During the fourth quarter of 2009, the Company exited its Silver Crown luxury motorhome business and has reclassified prior-period results accordingly as discontinued operations. The net loss from discontinued operations recorded during the fourth-quarter and full-year 2009 totaled $1.5 million and $2.2 million, respectively. The unprecedented tight credit markets caused by the severe economic recession led to a significant reduction of new motorhome orders and the cancellation of existing orders.

The Company’s sales backlog increased during the final quarter of 2009, reaching its highest level in more than a year—up 13% to $68 million at Dec. 26, 2009, versus $60 million at the end of December 2008. The improved backlog was derived from increased demand for buses and

Supreme Industries, Inc.

2581 East Kercher Road • PO Box 463 • Goshen, IN 46527

armored vehicles, while the truck backlog decreased from the prior year and was quite low when compared with backlogs in more normal economic conditions. Although not reflected in Supreme’s year-end backlog, increased quoting activity in most of the Company’s sales territories, as well as other signs of stabilization in the commercial truck market, have been noted.

Commenting on the results, Supreme President and Chief Operating Officer Robert W. Wilson said: “Starting late in the second quarter of 2008 and throughout 2009, we endured unprecedented and persistently recession-related weak demand in the commercial truck market, which resulted in a 52% year-over-year decline in our unit shipments. This decline is incremental to the 13% decrease in unit shipments experienced in 2008. Based on industry data, we believe that Supreme has not lost market share in the past two years, but instead that the domestic dry-freight industry in particular shrank in response to the worldwide economic crises.

“Although, to date, we have reduced our annualized operating costs in excess of $15 million, we were unable to adjust our cost structure rapidly enough to avoid the losses of the past two years, which were the first in the Company’s 35-year history,” Wilson continued.

“We are still looking for opportunities to make our operations leaner and have implemented meaningful additional cost reductions to be realized in 2010. We also have recently retained consultants to derive further benefits from these and other efforts. The cumulative cost reductions resulted from, among other factors, personnel reductions, salary reductions, suspension of the Company’s 401K contributions, process improvements, plant closures and consolidations, outsourcing and improved inventory management. These will allow us to be more competitive, as well as provide us with operating earnings leverage when sales improve, either from core truck or other products. To help revenues improve, we have invested in product improvements, technology and our sales organization. In addition, we increased efforts to sell product lines that have reasonable continuing market demand (i.e., buses, armored vehicles, etc.), while pushing hard to secure profitable dry-freight orders as business conditions permit.”

Selling, general and administrative expenses decreased 11% to $5.7 million for the fourth quarter, and for the full year, were down 16% to $21.8 million when compared with 2008.

Interest expense was $0.7 million and $2.2 million for the fourth-quarter and full-year 2009, respectively, compared with $0.5 million and $1.9 million for the corresponding periods in 2008.

Cash provided by operating activities for 2009 increased substantially to $7.2 million—up from $1.1 million in the prior year. At Dec. 26, 2009, working capital totaled $21.7 million and the working capital ratio was 1.5 to 1. The balance sheet remains strong and the Company believes that it has adequate availability in its current bank credit facility to finance working capital requirements for 2010. The Company is in the process of obtaining waivers with regard to certain provisions of its bank loan agreement and expects modified terms thereof to facilitate the Company’s maintaining compliance with the terms of the agreement. Total debt was reduced by $6.3 million during 2009 and, as a percentage of total assets, stood at 24.9% at year-end, versus 26.8% at Dec. 27, 2008. Stockholders’ equity at the end of 2009 was $62.8 million, or $4.41 per share, compared with $70.4 million, or $4.98 per share, at the end of 2008.

“We believe the commercial truck market is poised for a rebound as the average age of fleet vehicles in use is estimated to be more than nine years, compared with the historic average of six years,” added Wilson. “Some industry analysts are predicting truck sales to increase by double-digits over the next two years. With Supreme’s product enhancement strategies, cost reductions and overall market share, we are well positioned for a meaningful improvement in our financial performance if these predictions hold true. However, in the event dry-freight truck demand remains anemic and does not grow from current levels during 2010, we will take additional cost-reduction measures to make the Company profitable while continuing to push for increased revenues from other product groups. Our objective in 2010 is to restore profitability in the first half of the year, maximize cash flows and further reduce debt. We cannot guarantee this outcome but the entire organization is 100% committed to the objective,” he concluded.

A live webcast of Supreme Industries’ earnings conference call can be heard tomorrow, Feb. 18, 2010, at 9:00 a.m. Eastern Time at http://www.SupremeInd.com. Those unable to participate in the live conference call may access a replay, which will be available on the Company’s website.

To be added to Supreme Industries’ e-mail distribution list, please click on the link below:

http://www.clearperspectivegroup.com/clearsite/sts/emailoptin.html

News releases and other information on the Company are available on the Internet at:
http://www.SupremeInd.com or http://www.b2i.us/irpass.asp?BzID=1482&to=ea&s=0

About Supreme Industries

Supreme Industries, Inc. (NYSE Amex: STS), is a nationwide manufacturer of specialized truck bodies produced to the specifications of its customers. Supreme also manufactures special-purpose “shuttle-type” buses, armored vehicles and homeland response vehicles. The Company’s transportation equipment products are used by a wide variety of industrial, commercial, law enforcement and homeland security customers.

This report contains forward-looking statements, other than historical facts, which reflect the view of management with respect to future events. When used in this report, words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions, as they relate to the Company or its plans or operations, identify forward-looking statements. Such forward-

looking statements are based on assumptions made by, and information currently available to, management. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that the expectations reflected in such forward-looking statements are reasonable, and it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from such expectations include, without limitation, an economic slowdown in the specialized vehicle industry, limitations on the availability of chassis on which the Company’s product is dependent, availability of raw materials, raw material cost increases and severe interest rate increases. Furthermore, the Company can provide no assurance that such raw material cost increases can be passed on to its customers through implementation of price increases for the Company’s products. The forward-looking statements contained herein reflect the current view of management with respect to future events and are subject to those factors and other risks, uncertainties, and assumptions relating to the operations, results of operations, cash flows and financial position of the Company. The Company assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those contemplated by such forward-looking statements.

CONTACT:

Supreme Industries, Inc.
Robert W. Wilson, 574-642-4888
President and Chief Operating Officer

–FINANCIAL TABLES FOLLOW–

Supreme Industries, Inc. and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended		Year Ended
	Dec. 26,	Dec. 27,	Dec. 26,	Dec. 27,
	2009	2008	2009	2008

Net sales	$46,025,673	$55,998,006	$192,035,656	$257,902,937
Cost of sales	44,230,469	51,329,356	179,411,490	233,946,559

Gross profit	1,795,204	4,668,650	12,624,166	23,956,378

Selling, general and administrative expenses	5,703,723	6,389,795	21,770,040	26,140,767
Goodwill impairment	—	735,014	—	735,014
Other expense (income)	(61,076)	(455,564)	(838,032)	(1,123,848)

Operating loss	(3,847,443)	(2,000,595)	(8,307,842)	(1,795,555)

Interest expense	685,867	503,406	2,212,168	1,853,463

Loss from continuing operations before income taxes	(4,533,310)	(2,504,001)	(10,520,010)	(3,649,018)

Income tax benefit	(1,542,330)	(528,247)	(4,167,960)	(1,512,535)

Net loss from continuing operations	$(2,990,980)	$(1,975,754)	$(6,352,050)	$(2,136,483)

Discontinued operations
Loss from operation of discontinued motorhome segment, net of tax	(1,537,014)	(898,707)	(2,209,541)	(924,936)

Net loss	$(4,527,994)	$(2,874,461)	$(8,561,591)	$(3,061,419)

Loss Per Share (LPS):
Loss from continuing operations	$(0.21)	$(0.14)	$(0.45)	$(0.15)
Loss from discontinued operations	(0.11)	(0.06)	(0.15)	(0.07)
Net loss	$(0.32)	$(0.20)	$(0.60)	$(0.22)

Shares used in the computation of LPS:
Basic	14,208,234	14,197,982	14,187,207	14,110,103
Diluted	14,208,234	14,197,982	14,187,207	14,110,103

Cash dividends per common share	$—	$—	$—	$0.18

Supreme Industries, Inc. and Subsidiaries

Consolidated Condensed Balance Sheets

	Dec. 26,	Dec. 27,
	2009	2008

Assets
Current assets	$66,183,279	$79,450,554
Property, plant and equipment, net	42,237,084	45,778,908
Other assets	1,181,358	295,109

Total assets	$109,601,721	$125,524,571

Liabilities
Current liabilities	$44,508,270	$19,114,554
Long-term debt	1,115,410	32,805,350
Deferred income taxes	1,211,262	2,403,698
Other long-term liabilities	—	818,053
Total liabilities	46,834,942	55,141,655
Total stockholders’ equity	62,766,779	70,382,916

Total liabilities and stockholders’ equity	$109,601,721	$125,524,571